Exhibit 10.6

ACTUANT CORPORATION

CHANGE IN CONTROL AGREEMENT

FOR

BRIAN K. KOBYLINSKI

This Agreement is made as of December 26, 2008 (the “Effective Date”), between Actuant Corporation (the “Corporation”), a Wisconsin corporation and Brian K. Kobylinski (the “Executive”).

WHEREAS, the Executive is a valued employee of the Corporation; and

WHEREAS, the Corporation desires to enter into this Change in Control Agreement with the Executive to provide the Executive with contractual assurances to induce the Executive to remain as an employee of the Corporation notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Corporation.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Executive and the Corporation agree as follows:

1. Employment and Duties. The Corporation hereby employs Executive as Executive Vice President – Industrial Products, with all powers and authority as are customary to this position, and Executive hereby accepts employment with the Corporation in accordance with the terms and conditions set forth herein. Executive shall have such executive responsibilities as is customary with this position and as the Corporation’s Board of Directors or the President (as the case may be) shall from time to time assign to him. Executive agrees to devote his full time (excluding annual vacation time), skill, knowledge, and attention to the business of the Corporation and the performance of his duties under this Agreement.

2. Termination, Bonus, and Severance Pay.

(a) As used in this Agreement, a Change in Control means:

(i) the date that any one person, or more than one person acting as a group (as defined in paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3(i)(5)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation, determined in accordance with Treasury Regulation Section 1.409A-3(i)(5), other than in a public offering; or

(ii) the date that any one person, or more than one person acting as a group (as determined in paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition (“gross fair market value” for these purposes meaning the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets); or

(iii) the date that any one person, or more than one person acting as a group (as determined under paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation; or

(iv) the election of directors constituting a majority of the Corporation’s board of directors pursuant to a proxy solicitation not recommended by the Corporation’s board of directors.

(b) As used in this Agreement, a Triggering Event means:

(i) (A) a material reduction in the base salary paid to the Executive or (B) a material reduction in Executive’s bonus opportunity or (C) a material reduction in the total aggregate value of the fringe benefits received by the Executive from the levels received by the Executive at the time of a Change in Control or during the 180 day period immediately preceding the Change in Control; or

(ii) a material diminution in the Executive’s authority, responsibilities or duties or a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report (including a requirement that an Executive report to an officer or employee of the Corporation instead of reporting directly to the board of directors of the Corporation) from the levels existing at the time of a Change in Control or during the 180 day period immediately preceding the Change in Control; or

(iii) a change in the location or headquarters where the Executive is normally expected to provide services to a location of 40 or more miles from the previous location existing at the time of the Change in Control or during the 180 day period immediately preceding the Change in Control; or

(iv) the Corporation’s material breach of its obligations under this Agreement.

(v) Notwithstanding the foregoing, a Triggering Event will not be deemed to have occurred until the Executive has provided notice to the Corporation of the existence of the Triggering Event within 45 days of the initial existence of the Triggering Event, upon the notice of which the Corporation must be provided a period of at least 180 days during which it may remedy the Triggering Event condition and not be required to pay the amount described in subparagraph 2(c) below (the “Triggering Event Notice Period”).

(c) If the Corporation terminates Executive’s employment within the period beginning six months prior to a Change in Control and ending 24 months following a Change in Control or Executive voluntarily terminates his services following a Triggering Event that occurs within 24 months following the date of a Change in Control, the Corporation shall pay to the Executive a lump sum equal to the sum of (A) the amount of the highest per annum base rate of salary in effect with respect to the Executive during the two-year period immediately prior to the termination of employment plus (B) the amount of the highest annual bonus or incentive compensation earned by the Executive under any cash bonus or incentive compensation plan of the Corporation during the three complete fiscal years of the Corporation immediately preceding the termination of employment. Such lump sum shall be paid by the Corporation to the Executive within twenty days after the Executive’s termination of employment, or, in the event of a voluntary termination due to a Triggering Event, within twenty days after the expiration of the Triggering Event Notice Period where the Corporation has not remedied the Triggering Event condition in accordance with subparagraph 2(b)(iv) above. In addition, the Corporation, at the Corporation’s cost, shall continue to provide Executive with the welfare benefits and other perquisites Executive was receiving at the time of the Change in Control for a period of two years following Executive’s termination of employment or such earlier date as Executive becomes employed by another employer and becomes eligible for welfare benefits. For purposes hereof, perquisites will include the Executive’s right to lease a car or a car allowance, as the case may be. The amount of expenses eligible for reimbursement, or in-kind perquisites provided, during an Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind perquisites to be provided, in any other taxable year. Any reimbursement of an eligible expense must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The right to reimbursement or in-kind perquisites may not be subject to liquidation or exchange for another benefit.

(d) Notwithstanding any provision herein, no amounts will be due under this Agreement in the event the Executive’s employment is terminated by the Corporation for cause. The term “for cause” shall mean solely the following events: (i) conviction, or a plea of guilty or no contest, of a felony; (ii) conviction, or a plea of guilty or no contest, of a crime involving dishonesty, disloyalty or fraud; (iii) reporting to work under the influence of alcohol; (iv) the use of illegal drugs (whether or not at the workplace); (v) conviction, or a plea of guilty or no contest, of conduct in conjunction with his duties hereunder which could reasonably be expected to, or which does, cause the Corporation or any of its affiliates public disgrace or disrepute or economic harm; (vi) repeated failure to perform duties as reasonably directed by the Board or Robert Arzbaecher (or his successor or the person to whom you directly report); (vii) gross negligence or willful misconduct with respect to the Corporation; (viii) obtaining any personal profit not thoroughly disclosed to and approved in writing by the Board or Robert Arzbaecher (or his successor) in connection with any transaction entered into by, or on behalf of, the Corporation or its affiliates; (ix) violation of any of the terms of the Corporation’s or any of its affiliates’ established policies which is not cured to the Board’s reasonable satisfaction within twenty (20) working days after you receive written notice thereof; or (x) any other material breach of this Agreement by you which is not cured to the Board’s reasonable satisfaction within twenty (20) working days after you receive written notice thereof.

(e) Notwithstanding anything to the contrary set forth in this paragraph 2 or elsewhere in this Agreement, any payments made

(i) within 2- 1/2 months of the end of the Corporation’s taxable year containing the Executive’s severance from employment, or

(ii) within 2- 1/2 months of the Executive’s taxable year containing the severance from employment shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. Payments subject to subparagraphs (i) or (ii) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

(iii) To the extent payments under this Agreement are not exempt from Section 409A under subparagraphs (i) or (ii) above, any payments made in the first 6 months following the Executive’s termination from employment that are equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2) shall be exempt from Section 409A. Payments subject to this subparagraph (iii) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

(iv) To the extent payments under this Agreement are not exempt from Section 409A under subparagraphs (i), (ii) or (iii) above, any payments made equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year of severance from employment shall be exempt from Section 409A in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(D). Payments subject to this subparagraph (iv) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

(v) To the extent payments under this Agreement are not exempt from Section 409A under subparagraphs (i), (ii), (iii) or (iv) above, and to the extent the Executive is a “specified employee” (as defined below), payments due to the Executive under Section 6 shall begin no sooner than six months after the Executive’s severance from employment (other than for Death); provided, however, that any payments not made during the six (6) month period described in this Section 7(d) due to the 6-month delay period required under Treasury Regulation Section 1.409A-3(i)(2) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six (6) month period, and the balance of all other payments required under this Agreement shall be made as otherwise scheduled in this Agreement. For purposes of this Paragraph 2, any reference to severance of employment or termination of employment shall mean a “separation from service” as defined in Treasury Reg. Section 1.409A-1(h). For purposes of this Agreement, the term “specified employee” shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i).

3. Certain Additional Payments by the Corporation.

(a) In the event it shall be determined that the severance benefits payable to Executive under this Agreement or any other payments or benefits received or to be received by the Executive (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and excise tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of paragraph (c) of this Section 3, all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm or other similarly qualified expert designated by the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Corporation and the Executive within twenty business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Corporation. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Corporation to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to paragraph (c) of this Section 3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Executive.

(c) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall describe the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Corporation any information reasonably requested by the Corporation relating to such claim,

(ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

(iii) cooperate with the Corporation in good faith in order effectively to contest such claim, and

(iv) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph c. of Section 3, the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to paragraph c. of this Section 3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation’s complying with the requirements of paragraph (c) of this Section 3) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Corporation pursuant to paragraph (c) of this Section 3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4. Confidential Information. As a supplement to any other confidentiality provisions applicable to the Executive, Executive acknowledges that all Confidential Information is and shall continue to be the exclusive proprietary property of the Corporation, whether or not disclosed to or entrusted to the custody of Executive. Executive will not, either during the term hereof or at any time thereafter, disclose any Confidential Information, in whole or in part, to any person or entity other than to employees or affiliates of the Corporation, for any reason or purpose, unless the Corporation gives its prior written consent to such disclosure. Executive also will not, either during the term hereof or at any time thereafter, use in any manner any Confidential Information for his own purposes or for the benefit of any person or entity except the Corporation and its affiliates whether such use consists of duplication, removal, oral communication, disclosure, transfer or other unauthorized use thereof, unless the Corporation gives its prior written consent to such use. As used herein, the term “Confidential Information” refers to all information and materials not in the public domain belonging to, used by or in the business of the Corporation (the “Business”) relating to its business strategies, products, pricing, customers, technology, programs, costs, employee compensation, marketing plans, developmental plans, computer programs, computer systems, inventions, developments, formulae, processes, designs, drawings, trade secrets of every kind and character and competitive information. “Confidential Information” also includes confidential information belonging to other companies and disclosed to the Executive by the Corporation.

5. Non-competition and Inventions.

(a) During the period of employment of Executive and for a period of one year after Executive’s termination of employment for any reason, Executive shall not directly or indirectly as a principal, agent, owner, employee, consultant, advisor, trustee, beneficiary, distributor, partner, co-venturer, officer, director, stockholder or in any other capacity, nor will any entity owned by Executive:

(i) divert or attempt to divert any business from the Corporation or engage in any act likely to cause any customer or supplier of the Corporation to discontinue or curtail its business with the Corporation or to do business with another entity, firm, business, activity or enterprise directly or indirectly competitive with the Corporation; or

(ii) contact, sell or solicit to sell or attempt to contact, sell or solicit to sell products competitive to those sold by the Corporation to any customer of the Corporation with which Executive had contact while performing services for the Corporation; or

(iii) solicit or attempt to solicit any employee of the Corporation for employment or retention.

Notwithstanding the provisions above, Executive may acquire securities of any entity the securities of which are publicly traded, provided that the value of the securities of such entity held directly or indirectly by Executive immediately following such acquisition is less than 5% of the total value of the then outstanding class or type of securities acquired.

(b) Executive acknowledges and agrees that the restrictions set forth in this Section 5 are founded on valuable consideration and are reasonable in duration and geographic area in view of the circumstances under which this Agreement is executed and that such restrictions are necessary to protect the legitimate interests of the Corporation. If, in any judicial proceeding, a court shall refuse to enforce any separate covenant set forth herein, then such unenforceable covenant shall be deemed eliminated from this Section 4 for the purpose of that proceeding to the extent necessary to permit the remaining separate covenants to be enforced.

(c) The Executive hereby sells, transfers and assigns to the Corporation the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable materials, made or conceived by the Executive, solely or jointly, or in whole or in part, during the period Executive is bound by this Agreement which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Corporation or any subsidiary or (ii) otherwise relate to or pertain to the business, functions or operations of the Corporation or any subsidiary, or (iii) arise (wholly or partly) from the efforts of the Executive during the Term hereof in connection with his performance of his duties hereunder. The Executive shall communicate promptly and disclose to the Corporation, in such form as the Corporation requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Corporation such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Corporation to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. This provision does not relate to any invention for which (i) no equipment, supplies, facilities or trade secret information of the Corporation was used and which was developed entirely on the Executive’s own time and which does not relate (A) directly to the business of the Corporation, or (B) to the Corporation’s actual or demonstrably anticipated research or development; or (ii) does not result in any work performed by the Executive for the Corporation.

(d) The provisions in this paragraph are a supplement to any other confidentiality and non-compete provisions applicable to the Executive in any other agreements.

6. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to his address appearing on the records of the Corporation.

If to the Corporation:

Actuant Corporation

13000 West Silver Spring Drive

Butler, WI 53007

Attention: Chairman of the Audit Committee

With a copy to:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, IL 60606

Attention: Helen R. Friedli

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Corporation may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Corporation’s failure to insist upon strict compliance with any provisions hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Corporation may have hereunder, including, without limitation, the right of the Executive to terminate employment for cause pursuant to this Agreement, shall not be deemed to be a waiver of such provision or right of any other provision or right of this Agreement.

(f) The Executive and the Corporation acknowledge that, except as may otherwise be provided herein or under any other written agreement between the Executive and the Corporation, the employment of the Executive by the Corporation is “at will” and the Executive’s employment may be terminated by the Corporation at any time.

(g) The Corporation agrees that if it breaches any payment obligation hereunder, the Corporation will pay all reasonable attorney fees and costs incurred by Executive in enforcing Executive’s rights hereunder.

(h) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(i) If the Corporation sells, leases, exchanges or otherwise disposes of, in a single transaction or series of related transactions, all or substantially all of its property and assets, or if the Corporation ceases to exist as a separate entity as a result of a merger, spin-off, reorganization or otherwise, then the Corporation will, as a condition precedent to any such transaction, cause effective provision to be made so that the person or entity acquiring such property and assets or succeeding to the business of the Corporation as the surviving entity of a merger, spin-off, reorganization or otherwise, as applicable, becomes bound by, and replaces the Corporation under, this Agreement.

7. Injunctive Relief. Executive acknowledges and agrees that irreparable injury will result to the Corporation in the event Executive breaches any covenant contained in this Agreement and that the remedy at law for such breach will be inadequate. Therefore, if Executive engages in any act in violation of the provisions of this Agreement, the Corporation shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive or other equitable relief to enforce the provisions hereof.

8. Prior Agreement. This Agreement supersedes any and all prior Change in Control agreements between the Executive and the Corporation, which agreements are hereby terminated and of no further force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

ACTUANT CORPORATION

By:	/s/ Robert C. Arzbaecher
Robert C. Arzbaecher

By:	/s/ Brian K. Kobylinski
Brian K. Kobylinski